Exhibit 99.1

Contact: Yvonne Gill
July 28, 2010	570-724-0247
yvonneg@cnbankpa.com

Citizens & Northern Announces Treasury Approval To Repay TARP Funds

FOR IMMEDIATE RELEASE

   WELLSBORO, PA – Citizens & Northern Corporation today announced it has been approved to redeem all $26.44 million received from the preferred stock purchased by the U.S. Treasury Department under the Troubled Asset Relief Program (TARP). The payment in full is expected to be made on Wednesday, August 4th, 2010.

   In a letter to shareholders, Charles H. Updegraff, Jr., C&N president and CEO, said, “We are well positioned to repay the Treasury’s investment following three quarters of very solid earnings, along with a common stock offering of $21.4 million net of fees. After the repayment of the preferred stock, we will continue to exceed “well-capitalized” standards and believe the decision to repay the TARP funds is in the best interest of our stockholders, customers, employees and the communities we serve.”

   As a result of the redemption, C&N will record accelerated discount accretion of $607,000. This will reduce the company’s third quarter diluted earnings per share by $0.05. Going forward, elimination of the preferred stock dividends will increase earnings per share. Updegraff said C&N also plans to negotiate with the Treasury for the repurchase of the warrant for 194,736 common shares issued under the program. Repurchase of the warrant will not impact earnings per share.

   During their 18-month investment in Citizens & Northern, the government received more than $2.0 million in preferred stock dividends and will receive additional value from sale of the warrant.

   “We are pleased to have this opportunity to repay TARP and pledge to continue to support the economic recovery in our market area through prudent lending to our local families and businesses,” Updegraff said.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated event.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank offices are located in Canisteo and Hornell, NY. First State Bank can be found on the web at www.fsbcanisteo.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.